Exhibit 99.1


COMCAST CORPORATION                                           MEDIAONE GROUP
[LOGO]                                                        [LOGO]


NEWS RELEASE
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                COMCAST AND MEDIAONE ANNOUNCE $60 BILLION MERGER

              MEDIAONE SHAREHOLDERS TO RECEIVE 1.1 COMCAST CLASS A
                    SPECIAL COMMON SHARES PER MEDIAONE SHARE

                Creates Leading Broadband Communications Company

                     --------------------------------------

         (Philadelphia, PA and Englewood, CO) March 22, 1999 -- Comcast Corporation (NASDAQ: CMCSK, CMCSA) and MediaOne Group, Inc. (NYSE:UMG) announced today that the two companies have entered into a merger agreement that combines the third and fourth largest domestic cable providers to create the world's leading broadband communications provider. The combined Comcast/MediaOne will, on a pro forma basis, serve 11 million cable customers with systems that pass over 18 million homes domestically. On a pro forma basis, the combined company would have generated over $8 billion in 1998 revenues, EBITDA of approximately $2.4 billion and will be well positioned to take advantage of the growing and dynamic broadband communications industry.

         The merger agreement calls for each MediaOne shareholder to receive 1.1 shares of Comcast Class A Special Common Stock (CMCSK) for each MediaOne share it owns, or $80.16 per share based on Comcast's closing stock price of $72.875 on Friday, March 19th. The stock-based consideration represents a premium of approximately 32% to MediaOne's closing price of $60.75. Upon completion of the merger, MediaOne shareholders will own approximately 64% of the equity of the combined company. The merger will be accounted for as a purchase by Comcast and will be tax-free to MediaOne shareholders. The boards of directors of both companies have unanimously approved the transaction.



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         Mr. Brian L. Roberts, President of Comcast, said, "This is a breathtaking moment in the history of Comcast. The combination of MediaOne and Comcast will form a company with the most attractive assets in the industry, a powerful balance sheet and an unmatched management team. The new company will have the size and scope to lead the evolving broadband environment. Our cable properties are geographically complementary and should provide the opportunity for meaningful revenue enhancement and operating synergies promptly after closing."

         Mr. Charles M. Lillis, President, Chief Executive Officer and Chairman of MediaOne, commented, "This transaction creates a company with a unique combination of high growth domestic and international broadband, programming and telephony businesses. Together, we will be optimally positioned to develop and provide nationally branded broadband services across our principal business lines of video, voice and data. Customers will benefit from a broader and bundled service offering, while shareholders and employees will have the opportunity to participate in the growth of the combined entity."

The combined company will:

o have a capitalization of almost $97 billion (market value of equity plus debt and preferred as of March 19, 1999)

o have the best clustered and one of the largest broadband networks in the U.S. with 8 clusters, each with greater than 500,000 subscribers

o pass over 18 percent of U.S. households with its existing cable infrastructure

o    serve over 11 million domestic cable customers

o    hold valuable global telecommunications, programming and Internet interests

o    be strong financially, with little net debt


         The management team for the new company will be drawn from the leadership teams of both MediaOne and Comcast. Ralph J. Roberts will remain Chairman of the combined company and Brian Roberts will remain President. Chuck Lillis will serve as a Vice Chairman of Comcast and join the Comcast Board of Directors along with three additional MediaOne designees, bringing the total number of directors to 14.

         The merger agreement is subject to the approvals of MediaOne and Comcast shareholders as well as approvals from federal and local regulatory authorities. The companies anticipate that the merger will close by approximately year-end.

         While the merger agreement prohibits MediaOne from soliciting competing acquisition proposals, it has 45 days to accept a superior proposal, subject to payment of a fee of $1.5 billion to Comcast.


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

         Salomon Smith Barney acted as financial advisor and provided a fairness opinion to Comcast and Lehman Brothers Inc. acted as financial advisor and provided a fairness opinion to MediaOne. Comcast is being represented by David Polk & Wardwell and MediaOne is being represented by Weil Gotshal & Manges and Cadwalader Wickersham & Taft.

         Comcast Corporation (www.comcast.com) is principally engaged in the development, management and operation of broadband cable networks and in the provision of content through principal ownership of QVC, Comcast-Spectacor and Comcast SportsNet, a controlling interest in E! Entertainment Television and through other programming investments. Comcast's Class A Special and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.

         MediaOne Group (www.mediaonegroup.com) is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to subscribers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S. For 1998, the businesses that comprise MediaOne Group produced $7.1 billion in proportionate revenue.

         This press release contains forward looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such forward looking statements involve risks and uncertainties which could significantly affect expected results in the future from those expressed in any such forward looking statements made by, or on behalf of the Company. Certain factors that could cause actual results to differ materially include, without limitation, the effects of legislative and regulatory changes; the potential for increased competition; technological changes; the need to generate substantial growth in the subscriber base by successfully launching, marketing and providing services in identified markets; pricing pressures which could affect demand for the Company's services; the Company's ability to expand its distribution; changes in labor, programming, equipment and capital costs; availability of debt and equity financing; the Company's continued ability to create or acquire programming and products that customers will find attractive; future acquisitions, strategic partnerships and divestitures; general business and economic conditions; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contacts:
---------

Comcast:                               MediaOne:
John Alchin                            Jane Okun
Senior Vice President and Treasurer    Executive Director, Investor Relations
215-981-7503                           303-858-3696


Marlene Dooner                         Steve Lang
Senior Director of Investor Relations  Executive Director, Financial & Corporate
215-981-7392                           Communications
                                       303-858-3406

Press:
Abernathy MacGregor Frank
Ann Hance/Adam Miller
212-371-5999